Exhibit 99.1

Teva Reports Third Quarter 2023 Financial Results and Increases Revenue Guidance

2023 revenues outlook revised to $15.1 - $15.5 billion from $15.0 - $15.4 billion

  Global revenues of $3.9 billion, reflect an increase of 7% from the third quarter of 2022
  Increased revenues reflect sustained growth of AUSTEDO®, AJOVY® and global generics business:
    Growth of AUSTEDO in North America
    Growth of AJOVY globally
    Stable and sustainable generics business in the U.S.; continued growth in Europe and International Markets
  GAAP diluted EPS of $0.07
  Non-GAAP diluted EPS of $0.60
  Cash flow generated from operating activities of $5 million
  Free cash flow of $229 million
  Exclusive collaboration with Sanofi on Anti TL1-A (TEV-‘574) entered into in October 2023 (PR)
  Olanzapine LAI (TEV-‘749) Phase 3 results accelerated; now expected in the second half of 2024
  Teva api new CEO and management team announced (PR)
  2023 revenues outlook revised to $15.1-$15.5 billion from $15.0-$15.4 billion; all other key components reaffirmed:
    Non-GAAP operating Income of $4.0 - $4.4 billion
    Adjusted EBITDA of $4.5 - $4.9 billion
    Non-GAAP diluted EPS of $2.25 - $2.55
    Free cash flow of $1.7 - $2.1 billion

TEL AVIV, Israel--(BUSINESS WIRE)--November 8, 2023--Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) today reported results for the quarter ended September 30, 2023.

Mr. Richard Francis, Teva's President and CEO, commenting on the war in Israel, said: "Following the terror attacks in Israel on October 7, 2023, Teva’s Board, leadership team, and I have made the safety of our Israeli employees our utmost priority. As a company with deep roots in Israel, we are humbled by the incredible resilience, care and resolve being shown in delivering our medicines to the millions of patients around the world who count on us. Currently, our production remains largely unaffected, and we have increased our emergency medical supplies, product donations and other supporting activities."

Commenting on Teva's results for the third quarter of 2023, Mr. Francis said: "In Q3 2023, Teva delivered strong financial and business results, with revenues increasing by 7% compared to Q3 2022, to a total of $3.9 billion. Continued solid performance of AUSTEDO, AJOVY and our generics business delivered growth across all geographies. Based on these strong and consistent results, we are increasing our revenue outlook for 2023 for the second consecutive quarter."

Mr. Francis continued, "Over the six months since our Pivot to Growth strategy was launched, we made significant progress in executing on all four pillars, as well as realizing our goal of becoming a stronger, bolder and simpler organization. Last month, we announced an exclusive collaboration with Sanofi for our promising Anti TL1-A asset, leveraging the innovative R&D and commercial expertise of both companies. We have accelerated our olanzapine LAI progress, with Phase 3 results now expected in the second half of 2024. In addition, we are on track to reach our 2023 growth targets through continued optimization of sales and marketing efforts. In our generics business, we are focusing our portfolio on high value complex products and optimizing our network. We are advancing toward Teva api becoming a stand-alone unit, and we are announcing the appointment of Dr. R. Ananthanarayanan (Ananth) as CEO of Teva api."

Pivot to Growth Strategy

In May 2023, we introduced our new “Pivot to Growth” strategy, which is based on four key pillars: (i) delivering on our growth engines, mainly AUSTEDO, AJOVY, UZEDYTM and our late-stage pipeline of biosimilars; (ii) stepping up innovation through delivering on our late-stage innovative pipeline assets as well as building up our early-stage pipeline organically and potentially through business development activities; (iii) sustaining our generics medicines powerhouse with a global commercial footprint, focused portfolio, pipeline and manufacturing footprint; and (iv) focusing our business by optimizing our portfolio and global manufacturing footprint to enable strategic capital deployment to accelerate our near and long-term growth engines and reorganizing certain of our business units to a more optimal structure, while also reorganizing key business units to enhance operational efficiency.

Third Quarter 2023 Consolidated Results

Revenues in the third quarter of 2023 were $3,850 million, an increase of 7% in both U.S. dollars and local currency terms compared to the third quarter of 2022. This increase was mainly due to higher revenues from generic products in all our segments, AUSTEDO in our North America segment and AJOVY in all our segments, partially offset by lower revenues from BENDEKA and TREANDA in our North America segment as well as from API sales to third parties.

Exchange rate movements during the third quarter of 2023, net of hedging effects, negatively impacted our revenues by $9 million, compared to the third quarter of 2022. Exchange rate movements during the third quarter of 2023, including hedging effects, negatively impacted our operating income and non-GAAP operating income by $53 million and $51 million, respectively, compared to the third quarter of 2022.

Gross profit in the third quarter of 2023 was $1,851 million, an increase of 11% compared to $1,669 million in the third quarter of 2022. Gross profit margin was 48.1% in the third quarter of 2023, compared to 46.4% in the third quarter of 2022. Non-GAAP gross profit was $2,060 million in the third quarter of 2023, an increase of 8% compared to the third quarter of 2022. Non-GAAP gross profit margin was 53.5% in the third quarter of 2023, compared to 53.0% in the third quarter of 2022. The increase in both gross profit margin and non-GAAP gross profit margin was mainly due to a favorable mix of products in our North America segment primarily driven by an increase in revenues from AUSTEDO, partially offset by higher costs due to inflationary and other macroeconomic pressures.

Research and Development (R&D) expenses in the third quarter of 2023 were $253 million, an increase of 44% compared to $175 million in the third quarter of 2022 as we continue to execute on our Pivot to Growth Strategy. Our higher R&D expenses in the third quarter of 2023, compared to the third quarter of 2022, were mainly due to an increase related to our late-stage innovative pipeline in neuroscience (mainly neuropsychiatry), in immunology and immuno-oncology. In addition, in the third quarter of 2022 our R&D expenses were lower due to an adjustment in payments pursuant to a contract with one of our R&D partners.

Selling and Marketing (S&M) expenses in the third quarter of 2023 were $576 million, an increase of 7% compared to the third quarter of 2022.

General and Administrative (G&A) expenses in the third quarter of 2023 were $268 million, a decrease of 5% compared to the third quarter of 2022.

Other income in the third quarter of 2023 was $9 million, compared to $2 million in the third quarter of 2022.

Operating income in the third quarter of 2023 was $355 million, compared to an operating income of $419 million in the third quarter of 2022. Operating income as a percentage of revenues was 9.2% in the third quarter of 2023, compared to 11.6% in the third quarter of 2022. The lower operating income in the third quarter of 2023 was mainly due to higher legal settlements and loss contingencies, higher R&D and S&M expenses in the third quarter of 2023, partially offset by higher gross profit in the third quarter of 2023. Non-GAAP operating income in the third quarter of 2023 was $1,020 million representing a non-GAAP operating margin of 26.5% compared to non-GAAP operating income of $977 million representing a non-GAAP operating margin of 27.2% in the third quarter of 2022. The decrease in non-GAAP operating margin in the third quarter of 2023 was mainly impacted by an increase in R&D expenses, partially offset by higher non-GAAP gross profit margin, as discussed above, as well as lower G&A expenses.

Adjusted EBITDA was $1,134 million in the third quarter of 2023, an increase of 4%, compared to $1,089 million in the third quarter of 2022.

Financial expenses, net in the third quarter of 2023 were $280, mainly comprised of net-interest expenses of $247 million and a negative exchange rate impact driven mainly from currencies which we were unable to hedge. In the third quarter of 2022, financial expenses were $252 million, mainly comprised of net-interest expenses of $229 million.

In the third quarter of 2023, we recognized a tax benefit of $12 million, on a pre-tax income of $75 million. In the third quarter of 2022, we recognized a tax expense of $107 million, on a pre-tax income of $166 million. Our tax rate for the third quarter of 2023 was mainly affected by deferred tax benefits resulting from intellectual property related integration plans. Such integration plans have been adopted, among others, in an effort to address the global adoption of the Organization for Economic Co-operation and Development (OECD) Pillar Two minimum effective corporate tax, commencing in 2024.

Non-GAAP tax rate in the third quarter of 2023 was 9%, compared to 10% in the third quarter of 2022. Our non-GAAP tax rate in the third quarter of 2023 was mainly affected by the generation of profits in various jurisdictions with different tax rates, tax benefits in Israel and other countries, deferred tax benefits resulting from intellectual property related integration plans, as well as infrequent or non-recurring items. Our non-GAAP tax rate in the third quarter of 2022 was mainly affected by the mix of products we sold, interest expense disallowances and adjustments to valuation allowances on deferred tax assets.

We expect our annual non-GAAP tax rate for 2023 to be between 12%-15%, higher than our non-GAAP tax rate for 2022, which was 12%, mainly due to the effect of a portion of the realization of losses related to an investment in one of our U.S. subsidiaries in 2022.

Net income attributable to Teva and diluted earnings per share in the third quarter of 2023 were $80 million and $0.07, respectively, compared to $56 million and $0.05, respectively, in the third quarter of 2022. The higher net income in the third quarter of 2023 was mainly due to the tax benefit in 2023 and tax expense in 2022, partially offset by lower operating income, as discussed above. Non-GAAP net income attributable to Teva and non-GAAP diluted earnings per share in the third quarter of 2023 were $677 million and $0.60, respectively, compared to $658 million and $0.59, respectively, in the third quarter of 2022.

As of September 30, 2023 and 2022, the fully diluted share count for purposes of calculating our market capitalization was approximately 1,157 million and 1,144 million, respectively.

Non-GAAP information: net non-GAAP adjustments in the third quarter of 2023 were $598 million. Non-GAAP net income attributable to Teva and non-GAAP diluted EPS for the third quarter of 2023 were adjusted to exclude the following items:

  Amortization of purchased intangible assets of $145 million, of which $130 million is included in cost of sales and the remaining $15 million in S&M expenses;
  Impairment of long-lived assets of $48 million;
  Legal settlements and loss contingencies of $314 million;
  Contingent consideration expenses of $16 million;
  Equity compensation expenses of $31 million;
  Restructuring expenses of $27 million;
  Accelerated depreciation of $25 million;
  Financial expenses of $14 million;
  Costs related to regulatory actions taken in facilities of $1 million;
  Gain on sale of business of $5 million;
  Other non-GAAP items of $63 million;
  Items attributable to non-controlling interests of $1 million; and
  Corresponding tax effects and unusual tax items of $80 million.

We believe that excluding such items facilitates investors’ understanding of our business including underlying performance trends, thereby improving the comparability of our business performance results between reporting periods.

For further information, see the tables below for a reconciliation of the U.S. GAAP results to the adjusted non-GAAP figures and the information under “Non-GAAP Financial Measures.” Investors should consider non-GAAP financial measures in addition to, and not as replacement for, or superior to, measures of financial performance prepared in accordance with GAAP.

Cash flow generated from operating activities during the third quarter of 2023 was $5 million, compared to $543 million in the third quarter of 2022. The lower cash flow generated in the third quarter of 2023 resulted mainly from changes in working capital items, including a negative impact from accounts receivables, net of SR&A, higher inventory levels, and higher legal payments, partially offset by a positive impact from accounts payables.

During the third quarter of 2023, we generated free cash flow of $229 million, which we define as comprising $5 million in cash flow generated from operating activities, $362 million in beneficial interest collected in exchange for securitized accounts receivables (under our EU securitization program) and $10 million in proceeds from divestitures of businesses and other assets, partially offset by $149 million in cash used for capital investment. During the third quarter of 2022, we generated free cash flow of $685 million, which we define as comprising $543 million in cash flow generated from operating activities, $262 million in beneficial interest collected in exchange for securitized accounts receivables and $2 million in proceeds from divestitures of businesses and other assets, partially offset by $122 million in cash used for capital investment. The decrease in the third quarter of 2023, resulted mainly from lower cash flow generated from operating activities as explained above.

As of September 30, 2023, our debt was $19,974 million, compared to $21,212 million as of December 31, 2022. This decrease was mainly due to $1,646 million senior notes repaid at maturity and $54 million of exchange rate fluctuations, partially offset by $500 million outstanding under our $1.8 billion unsecured syndicated sustainability-linked revolving credit facility, entered into in April 2022, as amended in February 2023 (“RCF”). Additionally, during the first quarter of 2023, we repurchased $2,506 million aggregate principal amount of notes upon consummation of a cash tender offer, and issued $2,445 million of sustainability-linked senior notes net of issuance costs. In July 2023, a total amount of $700 million was withdrawn under the RCF, of which $200 million was repaid in September 2023. As of September 30, 2023 and as of the date of this Press Release, $500 million is outstanding under the RCF. The portion of total debt classified as short-term as of September 30, 2023 was 7% compared to 10% as of December 31, 2022. Our average debt maturity was approximately 6.1 years as of September 30, 2023, compared to 5.8 years as of December 31, 2022.

In October 2023, Israel was attacked by a terrorist organization and entered a state of war. As of the date of this Press Release, the situation is evolving. Israel is included in Teva’s International Markets segment results. Teva’s global headquarters and several manufacturing and R&D facilities are located in Israel. Currently, such activities in Israel remain largely unaffected. Teva continues to maintain contingency plans with backup production locations for key products. As of the date of this Press Release, the impact of the war on Teva’s results of operations and financial condition is immaterial, but such impact may increase, which could be material, as a result of the continuation, escalation or expansion of such war.

Segment Results for the Third Quarter of 2023

North America Segment

Our North America segment includes the United States and Canada. As part of a recent shift in executive management responsibilities, commencing January 1, 2024, Canada will be reported as part of our International Markets segment.

The following table presents revenues, expenses and profit for our North America segment for the three months ended September 30, 2023 and 2022:

	Three months ended September 30,
	2023		2022
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$2,002	100%	$1,809	100%
Gross profit	1,093	54.6%	942	52.1%
R&D expenses	163	8.1%	111	6.1%
S&M expenses	257	12.8%	232	12.8%
G&A expenses	98	4.9%	122	6.8%
Other income	(2)	§	§	§
Segment profit*	$577	28.8%	$477	26.3%

* Segment profit does not include amortization and certain other items. § Represents an amount less than $0.5 million or 0.5%, as applicable.

Revenues from our North America segment in the third quarter of 2023 were $2,002 million, an increase of $193 million, or 11%, compared to the third quarter of 2022. This increase was mainly due to higher revenues from generic products and certain innovative products, primarily AUSTEDO and AJOVY, partially offset by lower revenues from BENDEKA and TREANDA.

Revenues in the United States, our largest market, were $1,898 million in the third quarter of 2023, an increase of $125 million or 7% compared to the third quarter of 2022.

Revenues by Major Products and Activities

The following table presents revenues for our North America segment by major products and activities for the three months ended September 30, 2023 and 2022:

	Three months ended September 30,		Percentage Change
	2023	2022	2023-2022
	(U.S. $ in millions)

Generic products	$929	$806	15%
AJOVY	61	57	8%
AUSTEDO	339	260	30%
BENDEKA and TREANDA	57	77	(26%)
COPAXONE®	103	105	(2%)
Anda	367	371	(1%)
Other*	146	133	10%
Total	$2,002	$1,809	11%

* Other revenues in the third quarter of 2023 increased mainly due to a reduction in estimated liabilities in connection with ProAir® HFA following its discontinuation on October 1, 2022.

Generic products revenues in our North America segment (including biosimilars) in the third quarter of 2023 were $929 million, an increase of 15% compared to the third quarter of 2022, mainly due to revenues from lenalidomide capsules (the generic version of Revlimid®), partially offset by increased competition to other generic products.

In the third quarter of 2023, our total prescriptions were approximately 320 million (based on trailing twelve months), representing 8.4% of total U.S. generic prescriptions, compared to approximately 302 million (based on trailing twelve months), representing 8.2% of total U.S. generic prescriptions in the third quarter of 2022, all according to IQVIA data.

AJOVY revenues in our North America segment in the third quarter of 2023 increased by 8% to $61 million, compared to the third quarter of 2022, mainly due to growth in volume. In the third quarter of 2023, AJOVY’s exit market share in the United States in terms of total number of prescriptions was 24.9% compared to 24.7% in the third quarter of 2022.

AUSTEDO revenues in our North America segment in the third quarter of 2023 increased by 30%, to $339 million, compared to $260 million in the third quarter of 2022, mainly due to growth in volume with the launch of AUSTEDO XR in May 2023.

AUSTEDO XR (deutetrabenazine) extended-release tablets was approved by the FDA on February 17, 2023, and became commercially available in the U.S. in May 2023. AUSTEDO XR is a new once-daily formulation indicated in adults for tardive dyskinesia and chorea associated with Huntington’s disease, additional to the currently marketed twice-daily AUSTEDO. AUSTEDO XR is protected by nine Orange Book patents expiring between 2031 and 2041.

UZEDY (risperidone) extended-release injectable suspension was approved by the FDA on April 28, 2023 for the treatment of schizophrenia in adults, and was launched in the U.S. in May 2023. UZEDY is the first subcutaneous, long-acting formulation of risperidone that controls the steady release of risperidone. UZEDY is protected by nine Orange Book patents expiring between 2025 and 2033.

BENDEKA and TREANDA combined revenues in our North America segment in the third quarter of 2023 decreased by 26% to $57 million, compared to the third quarter of 2022, mainly due to generic bendamustine products entry into the market. The orphan drug exclusivity that had attached to bendamustine products expired in December 2022.

COPAXONE revenues in our North America segment in the third quarter of 2023 decreased by 2% to $103 million, compared to the third quarter of 2022, mainly due to generic competition in the United States and a decrease in glatiramer acetate market share due to availability of alternative therapies. COPAXONE revenues in the third quarter of 2023 were also positively impacted by a reduction in sales allowance.

Anda revenues from third-party products in our North America segment in the third quarter of 2023 decreased by 1% to $367 million, compared to $371 million in the third quarter of 2022, mainly due to lower demand.

North America Gross Profit

Gross profit from our North America segment in the third quarter of 2023 was $1,093 million, an increase of 16%, compared to $942 million in the third quarter of 2022.

Gross profit margin for our North America segment in the third quarter of 2023 increased to 54.6%, compared to 52.1% in the third quarter of 2022. This increase was mainly due to a favorable mix of products primarily driven by an increase in revenues from AUSTEDO.

North America Profit

Profit from our North America segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our North America segment in the third quarter of 2023 was $577 million, an increase of 21% compared to $477 million in the third quarter of 2022. This increase was mainly due to higher gross profit, partially offset by higher R&D expenses.

Europe Segment

Our Europe segment includes the European Union, the United Kingdom and certain other European countries.

The following table presents revenues, expenses and profit for our Europe segment for the three months ended September 30, 2023 and 2022:

	Three months ended September 30,
	2023		2022
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$1,146	100%	$1,069	100%
Gross profit	648	56.6%	634	59.3%
R&D expenses	62	5.4%	44	4.1%
S&M expenses	184	16.0%	169	15.8%
G&A expenses	66	5.7%	61	5.7%
Other income	§	§	§	§
Segment profit*	$338	29.5%	$360	33.7%
___________
* Segment profit does not include amortization and certain other items. § Represents an amount less than $0.5 million or 0.5%, as applicable.

Revenues from our Europe segment in the third quarter of 2023 were $1,146 million, an increase of 7%, or $77 million, compared to the third quarter of 2022. In local currency terms, revenues were flat compared to the third quarter of 2022. Revenues in the third quarter of 2023 included $15 million from a positive hedging impact, which is included in “Other” in the table below. Revenues in the third quarter of 2022 included $24 million from a positive hedging impact, which is included in “Other” in the table below.

Revenues by Major Products and Activities

The following table presents revenues for our Europe segment by major products and activities for the three months ended September 30, 2023 and 2022:

	Three months ended September 30,		Percentage Change
	2023	2022	2023-2022
	(U.S. $ in millions)
Generic products	$886	$803	10%
AJOVY	41	30	36%
COPAXONE	55	63	(13%)
Respiratory products	61	62	(2%)
Other	104	111	(7%)
Total	$1,146	$1,069	7%

Generic products revenues (including OTC and biosimilar products) in our Europe segment in the third quarter of 2023, increased by 10% to $886 million, compared to the third quarter of 2022. In local currency terms, revenues increased by 2%, mainly due to higher volumes of generic products and OTC price increases.

AJOVY revenues in our Europe segment in the third quarter of 2023 increased by 36% in U.S. dollars. In local currency terms revenues increased by 28% to $41 million, compared to $30 million in the third quarter of 2022. This increase was mainly due to growth in the European countries in which AJOVY had previously been launched.

COPAXONE revenues in our Europe segment in the third quarter of 2023 decreased by 13% to $55 million, compared to the third quarter of 2022. In local currency terms, revenues decreased by 19%, due to price reductions and a decline in volume resulting from competing glatiramer acetate products.

Respiratory products revenues in our Europe segment in the third quarter of 2023 decreased by 2% to $61 million compared to the third quarter of 2022. In local currency terms, revenues decreased by 9% compared to the third quarter of 2022, mainly due to lower volumes.

Europe Gross Profit

Gross profit from our Europe segment in the third quarter of 2023 was $648 million, an increase of 2% compared to $634 million in the third quarter of 2022.

Gross profit margin for our Europe segment in the third quarter of 2023 decreased to 56.6%, compared to 59.3% in the third quarter of 2022. This decrease was mainly due to higher cost of goods sold, mainly driven by higher costs due to inflationary and other macroeconomic pressures.

Europe Profit

Profit from our Europe segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our Europe segment in the third quarter of 2023 was $338 million, a decrease of 6%, compared to $360 million in the third quarter of 2022. This decrease was mainly due to higher operating expenses partially driven by exchange rate fluctuations, as described above.

International Markets Segment

Our International Markets segment includes all countries in which we operate other than those in our North America and Europe segments. As part of a recent shift in executive management responsibilities, commencing January 1, 2024, Canada will be reported under our International Markets segment and will no longer be included as part of our North America segment.

The following table presents revenues, expenses and profit for our International Markets segment for the three months ended September 30, 2023 and 2022:

	Three months ended September 30,
	2023		2022
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$485	100%	$475	100%
Gross profit	261	53.8%	252	53.0%
R&D expenses	23	4.8%	15	3.2%
S&M expenses	102	21.0%	97	20.5%
G&A expenses	27	5.6%	30	6.2%
Other income	(2)	§	(2)	§
Segment profit*	$111	22.8%	$112	23.5%
__________
* Segment profit does not include amortization and certain other items. § Represents an amount less than 0.5%.

Revenues from our International Markets segment in the third quarter of 2023 were $485 million, an increase of 2% compared to the third quarter of 2022. In local currency terms, revenues increased by 20% compared to the third quarter of 2022, mainly due to higher revenues from generic products in most markets, partially offset by regulatory price reductions and generic competition to off-patented products in Japan.

In the third quarter of 2023, revenues were negatively impacted by exchange rate fluctuations of $83 million, net of hedging effects, compared to the third quarter of 2022. Revenues in the third quarter of 2023 included a positive hedging impact of $6 million compared to a positive hedging impact of $4 million in the third quarter of 2022, which are included in “Other” in the table below.

Revenues by Major Products and Activities

The following table presents revenues for our International Markets segment by major products and activities for the three months ended September 30, 2023 and 2022:

	Three months ended September 30,		Percentage Change
	2023	2022	2023-2022
	(U.S. $ in millions)
Generic products	$381	$393	(3%)
AJOVY	12	6	113%
COPAXONE	10	9	10%
Other	82	67	21%
Total	$485	$475	2%

Generic products revenues in our International Markets segment were $381 million in the third quarter of 2023 compared to $393 million in the third quarter of 2022. In local currency terms, revenues increased by 17% compared to the third quarter of 2022, mainly due to higher revenues in most markets, largely driven by price increases largely as a result of higher costs due to inflationary pressure, partially offset by regulatory price reductions and generic competition to off-patented products in Japan.

AJOVY was launched in certain markets in our International Markets segment, including in Japan in August 2021. We are moving forward with plans to launch AJOVY in other markets. AJOVY revenues in our International Markets segment in the third quarter of 2023 were $12 million, compared to $6 million in the third quarter of 2022.

COPAXONE revenues in our International Markets segment in the third quarter of 2023 were $10 million compared to $9 million in the third quarter of 2022.

AUSTEDO was launched in China and Israel during 2021 and in Brazil in 2022, for the treatment of chorea associated with Huntington’s disease and for the treatment of tardive dyskinesia. We continue with additional submissions in various other markets.

International Markets Gross Profit

Gross profit from our International Markets segment in the third quarter of 2023 was $261 million, an increase of 4% compared to $252 million in the third quarter of 2022.

Gross profit margin for our International Markets segment in the third quarter of 2023 increased to 53.8%, compared to 53.0% in the third quarter of 2022. This increase was mainly due to price increases largely as a result of inflationary pressures and a favorable product mix, partially offset by regulatory price reductions and generic competition to off-patented products in Japan, as well as higher costs due to inflationary and other macroeconomic pressures.

International Markets Profit

Profit from our International Markets segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our International Markets segment in the third quarter of 2023 was $111 million, a decrease of 1%, compared to $112 million in the third quarter of 2022.

Other Activities

We have other sources of revenues, primarily the sale of APIs to third parties, certain contract manufacturing services and an out-licensing platform offering a portfolio of products to other pharmaceutical companies through our affiliate Medis. Our other activities are not included in our North America, Europe or International Markets segments described above.

Revenues from other activities in the third quarter of 2023 were $217 million, a decrease of 10% in U.S. dollars. In local currency terms revenues decreased by 12% compared to the third quarter of 2022.

API sales to third parties in the third quarter of 2023 were $131 million, a decrease of 12% in both U.S. dollars and local currency terms, compared to the third quarter of 2022.

Outlook for 2023 Non-GAAP Results

$ billions, except EPS or as noted	November 2023 Outlook*	August 2023 Outlook	February 2023 Outlook	2022 Actual
Revenues*	$15.1 – $15.5	$15.0 – $15.4	$14.8 – $15.4	$14.9
COPAXONE ($m)*	~550	~500	~500	691
AUSTEDO ($m)*	~1,200	~1,200	~1,200	971
AJOVY ($m)*	~400	~400	~400	377
Operating Income	4.0 – 4.4	4.0 – 4.4	4.0 – 4.4	4.1
Adjusted EBITDA	4.5 – 4.9	4.5 – 4.9	4.5 – 4.9	4.6
Finance Expenses ($m)	~1,000	~1,000	~1,000	904
Tax Rate	12% – 15%	14% – 17%	14% – 17%	11.7%
Diluted EPS ($)	2.25 – 2.55 1,132 million shares	2.25 – 2.55 1,123 million shares	2.25 – 2.55 1,123 million shares	2.52 1,115 million shares
Free Cash Flow**	1.7 – 2.1	1.7 – 2.1	1.7 – 2.1	2.2
CAPEX*	0.5	0.5	0.5	0.5
Foreign Exchange	Volatile swings in FX can negatively impact revenue and income

Revenue, operating income, adjusted EBITDA, diluted EPS and free cash flow outlook range does not take into account execution and upfront milestone for Anti-TL1A under collaboration agreement with Sanofi.

* Revenues and CAPEX presented on a GAAP basis.

** Free Cash Flow includes cash flow generated from operating activities net of capital expenditures and deferred purchase price cash component collected for securitized trade receivables.

Conference Call

Teva will host a conference call and live webcast including a slide presentation on November 8, 2023, at 8:00 a.m. ET to discuss its third quarter 2023 results and overall business environment. A question & answer session will follow.

In order to participate, please register in advance here to obtain a local or toll-free phone number and your personal pin.

A live webcast of the call will be available on Teva’s website at: ir.tevapharm.com.

Following the conclusion of the call, a replay of the webcast will be available within 24 hours on Teva’s website.

About Teva

Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) has been developing and producing medicines to improve people’s lives for more than a century. We are a global leader in generic and innovative medicines with a portfolio consisting of over 3,500 products in nearly every therapeutic area. Around 200 million people around the world take a Teva medicine every day, and are served by one of the largest and most complex supply chains in the pharmaceutical industry. Along with our established presence in generics, we have significant innovative research and operations supporting our growing portfolio of innovative medicines and biopharmaceutical products. Learn more at http://www.tevapharm.com.

Some amounts in this press release may not add up due to rounding. All percentages have been calculated using unrounded amounts.

Non-GAAP Financial Measures

This press release contains certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures, including, but not limited to, non-GAAP operating income, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross profit margin, Adjusted EBITDA, free cash flow, non-GAAP tax rate, non-GAAP net income (loss) attributable to Teva and non-GAAP diluted EPS, are presented in order to facilitate investors' understanding of our business. We utilize certain non-GAAP financial measures to evaluate performance, in conjunction with other performance metrics. The following are examples of how we utilize the non-GAAP measures: our management and board of directors use the non-GAAP measures to evaluate our operational performance, to compare against work plans and budgets, and ultimately to evaluate the performance of management; our annual budgets are prepared on a non-GAAP basis; and senior management’s annual compensation is derived, in part, using these non-GAAP measures. See the attached tables for a reconciliation of the GAAP results to the adjusted non-GAAP measures. Investors should consider non-GAAP financial measures in addition to, and not as replacements for, or superior to, measures of financial performance prepared in accordance with GAAP. We are not providing forward looking guidance for GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items including, but not limited to, the amortization of purchased intangible assets, legal settlements and loss contingencies, impairment of long-lived assets and goodwill impairment, without unreasonable effort. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with GAAP.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current beliefs and expectations and are subject to substantial risks and uncertainties, both known and unknown, that could cause our future results, performance or achievements to differ significantly from that expressed or implied by such forward-looking statements. You can identify these forward-looking statements by the use of words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance. Important factors that could cause or contribute to such differences include risks relating to:

  our ability to successfully compete in the marketplace, including: that we are substantially dependent on our generic products; concentration of our customer base and commercial alliances among our customers; delays in launches of new generic products; the increase in the number of competitors targeting generic opportunities and seeking U.S. market exclusivity for generic versions of significant products; our ability to develop and commercialize biopharmaceutical products; competition for our innovative medicines, including AUSTEDO, AJOVY and COPAXONE; our ability to achieve expected results from investments in our product pipeline; our ability to develop and commercialize additional pharmaceutical products; our ability to successfully launch and execute our new Pivot to Growth strategy, including to expand our innovative and biosimilar medicines pipeline and profitably commercialize the innovative medicines and biosimilar portfolio, whether organically or through business development, and to sustain and focus our portfolio of generics medicines; and the effectiveness of our patents and other measures to protect our intellectual property rights, including any potential challenges to our Orange Book patent listings in the U.S.;
  our substantial indebtedness, which may limit our ability to incur additional indebtedness, engage in additional transactions or make new investments, may result in a further downgrade of our credit ratings; and our inability to raise debt or borrow funds in amounts or on terms that are favorable to us;
  our business and operations in general, including: the impact of global economic conditions and other macroeconomic developments and the governmental and societal responses thereto; the widespread outbreak of an illness or any other communicable disease, or any other public health crisis; effectiveness of our optimization efforts; our ability to attract, hire, integrate and retain highly skilled personnel; manufacturing or quality control problems; interruptions in our supply chain; disruptions of information technology systems; breaches of our data security; variations in intellectual property laws; challenges associated with conducting business globally, including political or economic instability, major hostilities or terrorism; costs and delays resulting from the extensive pharmaceutical regulation to which we are subject; the effects of reforms in healthcare regulation and reductions in pharmaceutical pricing, reimbursement and coverage; significant sales to a limited number of customers; our ability to successfully bid for suitable acquisition targets or licensing opportunities, or to consummate and integrate acquisitions; and our prospects and opportunities for growth if we sell assets;
  compliance, regulatory and litigation matters, including: failure to comply with complex legal and regulatory environments; increased legal and regulatory action in connection with public concern over the abuse of opioid medications; our ability to timely make payments required under our nationwide opioids settlement agreement and provide our generic version of Narcan® (naloxone hydrochloride nasal spray) in the amounts and at the times required under the terms of such agreement; scrutiny from competition and pricing authorities around the world, including our ability to comply with and operate under our deferred prosecution agreement with the U.S. Department of Justice; potential liability for intellectual property right infringement; product liability claims; failure to comply with complex Medicare, Medicaid and other government programs reporting and payment obligations; compliance with anti-corruption, sanctions and trade control laws; environmental risks; and the impact of ESG issues;
  the impact of the state of war declared in Israel and the military activity in the region, including the risk of disruptions to our operations and facilities, such as our manufacturing and R&D facilities, located in Israel, the impact of our employees who are military reservists being called to active military duty, and the impact of the war on the economic, social and political stability of Israel;
  other financial and economic risks, including: our exposure to currency fluctuations and restrictions as well as credit risks; potential impairments of our long-lived assets; the impact of geopolitical conflicts including the state of war declared in Israel and the conflict between Russia and Ukraine; potential significant increases in tax liabilities; and the effect on our overall effective tax rate of the termination or expiration of governmental programs or tax benefits, or of a change in our business;

  and other factors discussed in this press release, in our Quarterly Report on Form 10-Q for the third quarter of 2023 and in our Annual Report on Form 10-K for the year ended December 31, 2022, including in the sections captioned "Risk Factors” and “Forward Looking Statements.” Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statements or other information contained herein, whether as a result of new information, future events or otherwise. You are cautioned not to put undue reliance on these forward-looking statements.

For an accessible version of this Press Release, please visit www.tevapharm.com

Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data)
(Unaudited)

		Three months ended		Nine months ended
		September 30,		September 30,
		2023	2022	2023	2022
Net revenues		3,850	3,595	11,389	11,041
Cost of sales		1,999	1,926	6,159	5,839
Gross profit		1,851	1,669	5,230	5,203
Research and development expenses		253	175	726	628
Selling and marketing expenses		576	539	1,726	1,716
General and administrative expenses		268	283	870	892
Intangible assets impairments		47	24	289	223
Other asset impairments, restructuring and other items		46	36	241	282
Goodwill impairment		-	-	700	745
Legal settlements and loss contingencies		314	195	1,009	2,048
Other income		(9)	(2)	(43)	(88)
Operating income (loss)		355	419	(289)	(1,244)
Financial expenses, net		280	252	808	721
Income (loss) before income taxes		75	166	(1,097)	(1,964)
Income taxes (benefit)		(12)	107	(48)	(792)
Share in (profits) losses of associated companies, net		§	1	(1)	(20)
Net income (loss)		88	58	(1,048)	(1,152)
Net income (loss) attributable to non-controlling interests		8	3	(60)	(21)
Net income (loss) attributable to Teva		80	56	(988)	(1,132)

Earnings (loss) per share attributable to Teva:	Basic ($)	0.07	0.05	(0.88)	(1.02)
	Diluted ($)	0.07	0.05	(0.88)	(1.02)
Weighted average number of shares (in millions):	Basic	1,121	1,111	1,119	1,109
	Diluted	1,135	1,119	1,119	1,109

Non-GAAP net income attributable to Teva for diluted earnings per share:*		677	658	1,763	2,021

Non-GAAP earnings per share attributable to Teva:*	Diluted ($)	0.60	0.59	1.56	1.81

Non-GAAP average number of shares (in millions):	Diluted	1,135	1,119	1,131	1,114

Amounts may not add up due to rounding.

* See reconciliation attached.

CONSOLIDATED BALANCE SHEETS
(U.S. dollars in millions, except for share data)
(Unaudited)

	September 30,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$2,249	$2,801
Accounts receivables, net of allowance for credit losses of $86 million and $91 million as of September 30, 2023 and December 31, 2022	3,385	3,696
Inventories	4,051	3,833
Prepaid expenses	1,168	1,162
Other current assets	520	549
Assets held for sale	51	10
Total current assets	11,425	12,051
Deferred income taxes	1,748	1,453
Other non-current assets	477	441
Property, plant and equipment, net	5,622	5,739
Operating lease right-of-use assets, net	406	419
Identifiable intangible assets, net	5,525	6,270
Goodwill	16,885	17,633
Total assets	$42,088	$44,006

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$1,479	$2,109
Sales reserves and allowances	3,351	3,750
Accounts payables	2,280	1,887
Employee-related obligations	530	566
Accrued expenses	2,741	2,151
Other current liabilities	1,011	1,005
Total current liabilities	11,394	11,469

Long-term liabilities:
Deferred income taxes	544	548
Other taxes and long-term liabilities	3,818	3,847
Senior notes and loans	18,495	19,103
Operating lease liabilities	324	349
Total long-term liabilities	23,182	23,846
Equity:
Teva shareholders’ equity:	6,929	7,897
Non-controlling interests	582	794
Total equity	7,512	8,691
Total liabilities and equity	$42,088	$44,006

Amounts may not add up due to rounding.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. dollars in millions)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022
Operating activities:
Net income (loss)	$88	58	$(1,048)	(1,152)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization	283	321	887	1,002
Impairment of goodwill, long-lived assets and assets held for sale	48	28	1,010	1,002
Net change in operating assets and liabilities	(238)	93	(398)	1,007
Deferred income taxes – net and uncertain tax positions	(199)	44	(349)	(1,214)
Stock-based compensation	31	26	93	88
Other items	(3)	(40)	20	(117)
Net loss (gain) from investments and from sale of long lived assets	(5)	13	(31)	1
Net cash provided by (used in) operating activities	5	543	184	617

Investing activities:
Beneficial interest collected in exchange for securitized trade receivables	362	262	1,056	854
Purchases of property, plant and equipment and intangible assets	(149)	(122)	(407)	(406)
Proceeds from sale of business and long lived assets	10	2	68	45
Acquisition of businesses, net of cash acquired	-	-	-	(7)
Purchases of investments and other assets .	(38)	2	(44)	(2)
Other investing activities	(1)	3	(6)	4
Net cash provided by (used in) investing activities	184	147	667	488

Financing activities:
Repayment of senior notes and loans and other long term liabilities	(1,000)	(365)	(4,152)	(661)
Proceeds from senior notes, net of issuance costs	-	-	2,451	-
Proceeds from short term debt	700	-	700	-
Repayment of short term debt	(200)	-	(200)	-
Other financing activities	(76)	(75)	(136)	(115)
Net cash provided by (used in) financing activities	(576)	(439)	(1,337)	(776)

Translation adjustment on cash and cash equivalents	(33)	(84)	(98)	(269)

Net change in cash, cash equivalents and restricted cash	(420)	167	(584)	60
Balance of cash, cash equivalents and restricted cash at beginning of period	2,670	2,091	2,834	2,198

Balance of cash, cash equivalents and restricted cash at end of period	$2,250	2,258	2,250	2,258

Reconciliation of cash, cash equivalents and restricted cash reported in the consolidated balance sheets:
Cash and cash equivalents	2,249	2,225	2,249	2,225
Restricted cash included in other current assets . .	1	33	1	33
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	2,250	2,258	2,250	2,258

Non-cash financing and investing activities:
Beneficial interest obtained in exchange for securitized accounts receivables	$376	293	1,090	883
Dividend declared to non-controlling interests	$67	-	67	-

Amounts may not add up due to rounding

Reconciliation of gross profit to Non-GAAP gross profit

	Three months ended		Nine months ended
	September 30,		September 30,
($ in millions)	2023	2022	2023	2022
Gross profit	$1,851	1,669	$5,230	5,203
Gross profit margin	48.1%	46.4%	45.9%	47.1%
Increase (decrease) for excluded items:
Amortization of purchased intangible assets	130	145	420	513
Costs related to regulatory actions taken in facilities	1	2	3	6
Equity compensation	5	5	15	16
Accelerated depreciation	25	44	74	77
Other non-GAAP items*	48	41	137	136
Non-GAAP gross profit	$2,060	1,906	$5,878	5,951
Non-GAAP gross profit margin**	53.5%	53.0%	51.6%	53.9%

* Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, primarily related to the rationalization of our plants, certain inventory write-offs and other unusual events.
** Non-GAAP gross profit margin is non-GAAP gross profit as a percentage of revenue.

Reconciliation of operating income (loss) to Non-GAAP operating income (loss)

		Three months ended			Nine months ended
		September 30,			September 30,
($ in millions)		2023	2022		2023	2022
Operating income (loss)	($)	355	419	($)	(289)	(1,244)
Operating margin		9.2%	11.6%		(2.5%)	(11.3%)
Increase (decrease) for excluded items:
Amortization of purchased intangible assets		145	165		471	576
Legal settlements and loss contingencies		314	195		1,009	2,048
Goodwill impairment		-	-		700	745
Impairment of long-lived assets		48	28		310	257
Restructuring costs		27	25		93	117
Costs related to regulatory actions taken in facilities		1	2		3	6
Equity compensation		31	26		93	88
Contingent consideration		16	6		106	100
Loss (gain) on sale of business		(5)	§		(3)	(31)
Accelerated depreciation		25	45		74	78
Other non-GAAP items*		63	67		249	268
Non-GAAP operating income (loss)	($)	1,020	977	($)	2,816	3,010
Non-GAAP operating margin**	($)	26.5%	27.2%	($)	24.7%	27.3%
* Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, primarily related to the rationalization of our plants, certain inventory write-offs, material litigation fees and other unusual events.
** Non-GAAP operating margin is Non-GAAP operating income as a percentage of revenues.

§ Represents an amount less than $0.5 million.

Reconciliation of net income (loss) attributable to Teva
to Non-GAAP net income (loss) attributable to Teva

		Three months ended			Nine months ended
		September 30,			September 30,
($ in millions except per share amounts)		2023	2022		2023	2022
Net income (Loss) attributable to Teva	($)	80	56	($)	(988)	(1,132)
Increase (decrease) for excluded items:
Amortization of purchased intangible assets		145	165		471	576
Legal settlements and loss contingencies		314	195		1,009	2,048
Goodwill impairment		-	-		700	745
Impairment of long-lived assets		48	28		310	257
Restructuring costs		27	25		93	117
Costs related to regulatory actions taken in facilities		1	2		3	6
Equity compensation		31	26		93	88
Contingent consideration		16	6		106	100
Loss (Gain) on sale of business		(5)	0		(3)	(31)
Accelerated depreciation		25	45		74	78
Financial expenses		14	14		53	48
Share in profits (losses) of associated companies – net		-	-		-	(22)
Items attributable to non-controlling interests		(1)	(4)		(91)	(54)
Other non-GAAP items*		63	67		249	268
Corresponding tax effects and unusual tax items		(80)	33		(315)	(1,072)	****
Non-GAAP net income attributable to Teva	($)	677	658	($)	1,762	2,021
Non-GAAP tax rate**		9.0%	10.0%		13.0%	12.0%
GAAP diluted earnings (loss) per share attributable to Teva	($)	0.07	0.05	($)	(0.88)	(1.02)
EPS difference***		0.52	0.54		2.44	2.83
Non-GAAP diluted EPS attributable to Teva***	($)	0.60	0.59	($)	1.56	1.81
Non-GAAP average number of shares (in millions)***		1,135	1,119		1,131	1,114
*	Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, primarily related to the rationalization of our plants, certain inventory write-offs, material litigation fees and other unusual events.
**	Non-GAAP tax rate is tax expenses (benefit) excluding the impact of non-GAAP tax adjustments presented above as a percentage of income (loss) before income taxes excluding the impact of non-GAAP adjustments presented above.
***	EPS difference and diluted non-GAAP EPS are calculated by dividing our non-GAAP net income attributable to Teva by our non-GAAP diluted weighted average number of shares.
****	Includes a portion of the realization of a loss related to an investment in one of our U.S. subsidiaries as well as corresponding tax effects on non-GAAP items

Reconciliation of net income (loss) to adjusted EBITDA

	Three months ended		Nine months ended
	September 30,		September 30,
($ in millions)	$2023	2022	2023	2022
Net income (loss)	88	58	$(1,048)	(1,152)
Increase (decrease) for excluded items:
Financial expenses	280	252	808	721
Income taxes	(12)	107	(48)	(792)
Share in profits (losses) of associated companies –net	§	1	(1)	(20)
Depreciation	139	156	416	426
Amortization	145	165	471	576
EBITDA	639	740	599	(241)
Legal settlements and loss contingencies	314	195	1,009	2,048
Goodwill impairment	-	-	700	745
Impairment of long lived assets	48	28	310	257
Restructuring costs	27	25	93	117
Costs related to regulatory actions taken in facilities	1	2	3	6
Equity compensation	31	26	93	88
Contingent consideration	16	6	106	100
Loss (gain) on sale of business	(5)	§	(3)	(31)
Other non-GAAP items *	63	68	249	268
Adjusted EBITDA	$1,134	1,089	$3,158	3,358

*Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, primarily related to the rationalization of our plants, certain inventory write-offs, material litigation fees and other unusual events.

§ Represents an amount less than $0.5 million.

	Segment Information

	North America		Europe		International Markets
	Three months ended September 30,		Three months ended September 30,		Three months ended September 30,
	2023	2022	2023	2022	2023	2022

	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$2,002	$1,809	$1,146	$1,069	$485	$475
Gross profit	1,093	942	648	634	261	252
R&D expenses	163	111	62	44	23	15
S&M expenses	257	232	184	169	102	97
G&A expenses	98	122	66	61	27	30
Other income	(2)	§	§	§	(2)	(2)
Segment profit	$577	$477	$338	$360	$111	$112

§ Represents an amount less than $0.5 million.

Segment Information

	North America		Europe		International Markets
	Nine months ended September 30,		Nine months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022	2023	2022

	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$5,759	$5,450	$3,493	$3,396	$1,456	$1,422
Gross profit	2,950	2,841	1,943	2,031	778	780
R&D expenses	478	401	168	157	64	54
S&M expenses	743	733	565	561	310	293
G&A expenses	306	361	196	183	87	89
Other income	(6)	(12)	(2)	(1)	(31)	(43)
Segment profit	$1,429	$1,359	$1,017	$1,130	$348	$386

Reconciliation of our segment profit
to consolidated income before income taxes

	Three months ended
	September 30,
	2023	2022

	(U.S.$ in millions)

North America profit	$577	$477
Europe profit	338	360
International Markets profit	111	112
Total reportable segment profit	1,025	949
Profit of other activities	(5)	29
	1,020	977
Amounts not allocated to segments:
Amortization	145	165
Other asset impairments, restructuring and other items	46	36
Intangible asset impairments	47	24
Legal settlements and loss contingencies	314	195
Other unallocated amounts	112	139
Consolidated operating income (loss)	355	419
Financial expenses - net	280	252
Consolidated income (loss) before income taxes	$75	$166

Reconciliation of our segment profit
to consolidated income before income taxes

	Nine months ended
	September 30,
	2023	2022

	(U.S.$ in millions)

North America profit	$1,429	$1,359
Europe profit	1,017	1,130
International Markets profit	348	386
Total reportable segment profit	2,794	2,875
Profit of other activities	22	135
Total segment profit	2,816	3,010
Amounts not allocated to segments:
Amortization	471	576
Other asset impairments, restructuring and other items	241	282
Goodwill impairment	700	745
Intangible asset impairments	289	223
Legal settlements and loss contingencies	1,009	2,048
Other unallocated amounts	394	379
Consolidated operating income (loss)	(289)	(1,244)
Financial expenses - net	808	721
Consolidated income (loss) before income taxes	$(1,097)	$(1,964)

Segment revenues by major products and activities

	Three months ended
	September 30,		Percentage Change
	2023	2022	2022-2023
	(U.S.$ in millions)
North America segment
Generic products	$929	$806	15%
AJOVY	61	57	8%
AUSTEDO	339	260	30%
BENDEKA/TREANDA	57	77	(26%)
COPAXONE	103	105	(2%)
Anda	367	371	(1%)
Other	146	133	10%
Total	2,002	1,809	11%

	Three months ended
	September 30,		Percentage Change
	2023	2022	2022-2023
	(U.S.$ in millions)
Europe segment
Generic products	$886	$803	10%
AJOVY	41	30	36%
COPAXONE	55	63	(13%)
Respiratory products	61	62	(2%)
Other	104	111	(7%)
Total	1,146	1,069	7%

	Three months ended
	September 30,		Percentage Change
	2023	2022	2022-2023
	(U.S.$ in millions)
International Markets segment
Generic products	$381	$393	(3%)
AJOVY	12	6	113%
COPAXONE	10	9	10%
Other	82	67	21%
Total	485	475	2%

Segment revenues by major products and activities

	Nine months ended
	September 30,		Percentage Change
	2023	2022	2022-2023
	(U.S.$ in millions)
North America segment
Generic products	$2,722	$2,731	0%
AJOVY	168	142	18%
AUSTEDO	817	618	32%
BENDEKA / TREANDA	188	241	(22%)
COPAXONE	242	285	(15%)
Anda	1,183	1,021	16%
Other	439	411	7%
Total	5,759	5,450	6%

	Nine months ended
	September 30,		Percentage Change
	2023	2022	2022-2023
	(U.S.$ in millions)
Europe segment
Generic products	$2,727	$2,552	7%
AJOVY	115	90	28%
COPAXONE	174	207	(16%)
Respiratory products	195	198	(2%)
Other	282	349	(19%)
Total	3,493	3,396	3%

	Nine months ended
	September 30,		Percentage Change
	2023	2022	2022-2023
	(U.S.$ in millions)
International Markets segment
Generic products	$1,175	$1,175	0%
AJOVY	31	22	40%
COPAXONE	32	29	9%
Other	219	195	12%
Total	1,456	1,422	2%

Free cash flow reconciliation
(Unaudited)

	Three months ended September 30,
	2023	2022

	(U.S. $ in millions)

Net cash provided by (used in) operating activities	5	543
Beneficial interest collected in exchange for securitized trade receivables	362	262
Purchases of property, plant and equipment and intangible assets	(149)	(122)
Proceeds from sale of business and long lived assets	10	2
Free cash flow	$229	$685

Free cash flow reconciliation
(Unaudited)

	Nine months ended September 30,
	2023	2022

	(U.S. $ in millions)

Net cash provided by (used in) operating activities	184	617
Beneficial interest collected in exchange for securitized trade receivables	1,056	854
Purchases of property, plant and equipment and intangible assets	(407)	(406)
Proceeds from sale of business and long lived assets	68	45
Acquisition of subsidiary, net of cash acquired	-	(7)
Free cash flow	$902	$1,103

Contacts

IR Contacts

Ran Meir
(215) 591-8912

Yael Ashman
+972 (3) 914 8262

Sanjeev Sharma
(267) 658-2700

PR Contacts

Kelley Dougherty
(973) 832-2810

Eden Klein
+972 (3) 906 2645